EXHIBIT (a)(5)(iii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Schedule TO - Tender Offer Statement (Securities Act File No. 333-173601) of our reports dated May 22, 2014 and May 24, 2013, relating to the financial statements and financial highlights of BlackRock Preferred Partners LLC (the “Fund”), appearing in the Annual Reports on Form N-CSR of the Fund for the years ended March 31, 2014 and March 31, 2013, respectively. We also consent to the reference to us under the heading “Financial Statements”.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
June 27, 2014